Joint Filing Agreement

In accordance with Rule 13d-1 (k) under the Securities Exchange Act of 1934, as amended, the persons or entities named below agree to the joint filing on behalf of each of them of this Schedule 13G (including any and all amendments thereto) with respect to the Common Stock of HMG Courtland Properties, Inc. and further agree that his joint filing agreement be included as an exhibit to this Schedule 13G.

The undersigned further agree that each party hereto is responsible for the timely filing of such Statement on Schedule 13G and any amendments thereto, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

In evidence thereof, each of the undersigned hereby execute this Agreement as of January 22, 2021.

Comprehensive Financial Planning, Inc.

By /s/ Raymond L. Howe
Raymond L. Howe, President

Raymond L. Howe, Individually
/s/ Raymond L. Howe